Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202422

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated March 2, 2015)

Harman International Industries, Incorporated

839,673

shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 2, 2015, covering resales of up to 839,673 shares of our common stock, par value $0.01 per share, by the selling stockholders identified therein. We have been advised that certain of the selling stockholders have entered into or may enter into forward sale transactions and guarantees thereof relating to an aggregate of up to 839,673 shares of our common stock with Goldman, Sachs & Co. or an affiliate thereof, which we refer to as the forward counterparty. We have been advised that, in order to hedge its economic exposure under the forward sale transactions, the forward counterparty will borrow an equal number shares from third-party stock lenders and will sell those shares under this prospectus supplement and the accompanying prospectus. This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. We are not selling any shares under this prospectus supplement, we will not receive any of the proceeds from the sale of shares under this prospectus supplement and we are not a party to any of the forward transactions or related guarantees. See “Supplemental Plan of Distribution” in this prospectus supplement and “Selling Stockholders,” “Plan of Distribution” and “Use of Proceeds” in the accompanying prospectus.

The forward counterparty proposes to offer the shares covered by this prospectus supplement from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. See “Supplemental Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the symbol “HAR.” On March 26, 2015, the last reported sale price of our common stock was $133.02 per share.

Investing in our common stock involves risks. You should carefully consider the “Risk Factors” referred to on page 4 of the accompanying prospectus and the documents incorporated or deemed incorporated by reference in the accompanying prospectus before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 27, 2015

We have not authorized anyone to give you information other than in this prospectus supplement and the information incorporated by reference herein. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus supplement is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the prospectus dated March 2, 2015. For more information about the accompanying prospectus and the registration statement of which it is a part, see “About This Prospectus” in the accompanying prospectus. This document may only be used where it is legal to sell these securities.

You should read both this prospectus supplement and the accompanying prospectus, together with any post-effective amendments to the registration statement, and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should assume that the information appearing in this prospectus supplement and in the accompanying prospectus is only accurate as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Harman, the Harman logo, and Harman products and brand names referred to in this prospectus supplement are either the trademarks or the registered trademarks of Harman. All other trademarks are the property of their respective owners.

References to “Harman,” “Company,” “we,” “us” and “our” in this prospectus supplement refer to Harman International Industries, Incorporated and its subsidiaries unless the context requires otherwise.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The following information supplements the information set forth under “Plan of Distribution” in the accompanying prospectus. We have been advised that certain of the selling stockholders have entered into or may enter into forward sale transactions and guarantees thereof relating to an aggregate of up to 839,673 shares of our common stock with the forward counterparty. We have been advised that, in order to hedge its economic exposure under the forward sale transactions, the forward counterparty will borrow an equal number shares from third-party stock lenders and will sell those shares under this prospectus supplement and the accompanying prospectus.

The forward counterparty proposes to offer the shares covered by this prospectus supplement from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices.

Forward Sale Transactions

We have been advised that the forward sale transactions provide or will provide that certain of the selling stockholders, which we refer to as the forward sellers, have agreed or will agree, in exchange for a prepayment to occur shortly following the sale of shares under this prospectus supplement, to deliver an aggregate of up to 839,673 shares of our common stock to the forward counterparty in equal installments over a period of ten consecutive New York Stock Exchange business days beginning in approximately six months. Certain other of the selling stockholders, which we refer to as the guarantors, have agreed or will agree to guarantee the obligations of the forward sellers under the forward sale transactions. In addition, the forward sale transactions provide or will provide that the forward sellers may satisfy their obligations to deliver shares to the forward counterparty in whole or in part by causing the guarantors to deliver shares to the forward counterparties. The forward sellers and guarantors have pledged or will pledge an aggregate of up to 839,673 shares of our common stock to the forward counterparty to secure the obligations of the selling stockholders under the forward sale transactions and the related guarantees.

The forward sale transactions provide or will provide that if the forward counterparty is unable to complete its hedging activities in respect of the forward sale transactions by selling shares of our common stock under this prospectus supplement and the accompanying prospectus within ten New York Stock Exchange business days of the date of this prospectus supplement, the forward counterparty may elect to reduce the number of shares underlying the forward sale transactions. The number of shares underlying the forward sale transactions is also subject to adjustment for certain corporate events.

New York Stock Exchange Listing

The shares have been approved for listing on the New York Stock Exchange under the symbol “HAR.”

Other Relationships

The forward counterparty or its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Goldman, Sachs & Co. or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the forward counterparty or its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The forward counterparty or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SUPPLEMENTAL LEGAL MATTERS

Davis Polk & Wardwell LLP, New York, New York, has advised the forward counterparty with respect to the forward sale transactions and the guarantees.

Harman International Industries, Incorporated